Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements listed below of Newell Rubbermaid Inc. of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Newell Rubbermaid Inc., and the effectiveness of internal control over financial reporting of Newell Rubbermaid Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

Form Number	Registration	Description
S-8	33-25196	Newell Long-Term Savings and Investment Plan
S-8	33-40641	Newell Long-Term Savings and Investment Plan
S-8	33-62047	Newell Long-Term Savings and Investment Plan
S-8	333-38621	Newell Long-Term Savings and Investment Plan
S-8	333-105113	Newell Rubbermaid Inc. 2003 Stock Plan
S-8	333-105177	Newell Rubbermaid Inc. 2002 Deferred Compensation Plan
S-8	333-105178	Newell Rubbermaid Inc. 401(k) Savings Plan
S-8	333-125144	Newell Rubbermaid Inc. 401(k) Savings Plan
S-8	333-135153	Newell Rubbermaid Inc. 2003 Stock Plan (as amended and restated effective February 8, 2006)
S-8	333-149133	Newell Rubbermaid Inc. 2008 Deferred Compensation Plan
S-8	333-166946	Newell Rubbermaid Inc. 2010 Stock Plan
S-8	333-188411	Newell Rubbermaid Inc. 2013 Incentive Plan
S-3	333-194324	Debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units and in the related Prospectus

/s/ Ernst & Young LLP

Atlanta, Georgia
March 2, 2015